                               Final Prospectus filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30179



                                MATRITECH, INC.
                              2,853,370 Shares of
                                  Common Stock
                            $.01 Par Value Per Share
                                ---------------

  This Prospectus relates to the resale of up to 2,853,370 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Matritech, Inc. (the "Company") by certain stockholders of the Company (the "Selling Securityholders"). See "Selling Securityholders." The Shares may be offered from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

  The Selling Securityholders acquired the Shares pursuant to (i) a private placement of 2,200,000 shares of the Company's Common Stock which was completed on May 30, 1997 (the "Private Placement"), (ii) placement agent compensation of 257,609 shares issued by the Company to Sunrise Securities Corp. and its designees (the "Placement Agent"), (iii) the exercise of certain warrants to purchase Common Stock which were issued to the Placement Agent in May 1997 in connection with the Company's Private Placement (the "Placement Agent Warrants"), (iv) the exercise of certain warrants to purchase Common Stock issued in April 1997 in connection with the Company's retaining the services of a public relations firm (the "Public Relations Warrants"), or (v) by transfer of such securities. As of June 27, 1997 none of the Placement Agent Warrants or Public Relations Warrants have been exercised. The Company will not receive any of the proceeds from the sale of any of the Shares, although the Company may receive, subject to anti-dilution adjustments and certain warrant provisions which permit a cashless exercise, (i) $5.00 per share upon exercise of the Placement Agent Warrants issued in May 1997, and (ii) $6.50 per share upon exercise of the Public Relations Warrants issued in April 1997. The Company has agreed to bear the expenses in connection with the registration of the Shares being offered and sold by the Selling Securityholders. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "NMPS" and on the Boston Stock Exchange under the symbol "MPS." On June 24, 1997, the last reported sale price for the Common Stock as reported by Nasdaq SmallCap Market was $7.75 per share.

                                ---------------
THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                ---------------

  No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

               THE DATE OF THIS PROSPECTUS IS JULY 3, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq SmallCap Market, and such reports, proxy statements and other information may also be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock of the Company is listed on the Boston Stock Exchange and such material is also available for inspection at the offices of the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02109.

     The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-12128) are incorporated by reference herein, except as superseded or modified herein:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to the Exchange Act, which contains audited financial statements for the fiscal year ended December 31, 1996.

2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed pursuant to the Exchange Act, which contains unaudited financial statements for the fiscal quarter ended March 31, 1997.

3. The description of the Company's Common Stock, $.01 par value per share, contained in the Section entitled "Description of Registrant's Securities to be Registered" contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 10, 1992, including any amendment or report filed for the purpose of updating such description.

4. The Company's Report on Form 8-K filed June 4, 1997 pursuant to the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ms. Leslie Teso, Vice President, Finance, Treasurer and Secretary, at the principal executive offices of the
Company: 330 Nevada Street, Newton, Massachusetts 02160, telephone (617) 928-0820. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Matritech" refers to Matritech, Inc.

                               PROSPECTUS SUMMARY

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Prospectus.

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

                                  THE COMPANY

     Matritech develops, manufactures and markets innovative cancer diagnostic products based on its proprietary nuclear matrix protein ("NMP") technology.
The nuclear matrix, a three-dimensional protein framework within the nucleus of cells, plays a fundamental role in determining cell type by physically organizing the contents of the nucleus, including DNA. The Company has demonstrated that there are differences in the types and amounts of NMPs found in cancerous and normal tissue and believes the detection of such differences in NMPs provides important diagnostic information about cellular abnormalities, including cancer. Using its proprietary NMP technology and expertise, the
Company:

 .    Has developed and obtained approval from the U.S. Food and Drug
     Administration ("FDA") for the NMP22(R) Test Kit, a urine-based test for bladder cancer;

 .    Has developed and is currently selling outside the United States and conducting clinical trials in the United States for the NuMA Test Kit, a blood-based test for colon cancer; and

 .    Is developing a series of additional non-invasive or minimally invasive cancer diagnostic tests for cervical, prostate and breast cancer.

     NMP22 Test Kit for Bladder Cancer. The Company's first product based on its NMP technology, the Matritech NMP22 Test Kit for bladder cancer, was approved for sale in the United States by the FDA in July 1996 as a prognostic indicator for the recurrence of bladder cancer. The NMP22 Test Kit has been commercially available in Europe since 1995 and is currently being marketed in Asia (excluding Japan) and in many other countries outside the United States. The Company has retained worldwide manufacturing rights for the NMP22 Test Kit as well as marketing rights in the United States. The Company has entered into exclusive distribution agreements for the NMP22 Test Kit in Japan and China and has additional distribution arrangements in selected European and other countries worldwide. Matritech's NMP22 Test Kit is currently being used by the following organizations: Laboratory Corporation of America Holdings, Quest Diagnostics, Inc., Urocor, Inc., Specialty Laboratories, Inc., Columbia-Presbyterian Hospital, Cleveland Clinic Foundation and the Boston Medical Center Corporation.

     NuMA Test Kit for Colon Cancer. The Company has also developed the NuMA Test Kit for colon cancer, a blood-based test utilizing its NMP technology for the management of colorectal cancer patients. In October 1996, the Company began clinical trials of this product for the purpose of providing the FDA with data upon which to base approval for the marketing and sale of this product in the United States. In March 1997, the Company commenced sales of the NuMA Test Kit in certain countries outside the United States. The Company has retained worldwide manufacturing and marketing rights for the NuMA Test Kit.

     Cervical, Prostate and Breast Cancer Tests. The Company has also identified NMPs specific to cervical, prostate and breast cancer and is currently developing diagnostic tests for these cancers based on its proprietary NMP technology. Matritech is collaborating with Bayer Corporation on the development of an automated diagnostic test for its cervical cancer assay. The Company has retained rights to certain manual applications of this technology and resulting products and intends to commence clinical trials for a manual NMP-based cervical cancer test. The Company plans to develop additional assays for liver, pancreatic, stomach and renal cancers.

     Patents and Proprietary Technology. Matritech's diagnostic technology is protected by three United States patents owned by the Massachusetts Institute of Technology ("MIT") and licensed exclusively to Matritech until the expiration of the patents in 2006, with corresponding foreign patents granted in selected countries in Europe and the Far East. Matritech also has corresponding patent applications pending in Canada and Japan. The protection offered by these patents extends to the detection and measurement of NMPs, or associated nucleic acids, using antibody or gene probe formats, as well as to certain assay methods exploiting NMPs. To strengthen its protection of NMP technology in the United States, MIT voluntarily applied for the reissue of one of its patents, and the United States Patent and Trademark Office ("PTO") has agreed to grant the reissue.

     Matritech has filed additional United States patent applications on related NMP advances and corresponding foreign applications under the Patent Cooperation Treaty designating Canada, Australia and selected countries in Europe and the Far East. The Company currently has one United States patent and eleven patent applications on file in the United States on these disclosures. The Company has recently received Notices of Allowance from the PTO for three of its eleven pending applications, two of which relate to the NMP tumor marker targeted by its current products. The Company intends to file additional patent applications in the future.

     Matritech was incorporated in Delaware in 1987. The Company's facilities are located at 330 Nevada Street, Newton, Massachusetts 02160. The Company's telephone number is (617) 928-0820.


                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."


                                  THE OFFERING

SECURITIES OFFERED:      2,853,370 shares of the Company's Common Stock, $.01
                         par value per share.

OFFERING PRICE:          All or part of the Shares offered hereby may be sold
                         from time to time in amounts and on terms to be determined by the Selling Securityholders at the time of sale.

USE OF PROCEEDS:         The Company will receive no part of the proceeds from
                         the sale of any of the Shares by the Selling
                         Securityholders although the Company may receive, subject to antidilution adjustments and certain warrant provisions which permit a cashless exercise, (i) $5.00 per share upon exercise of the Placement Agent Warrants issued in May 1997, and (ii)
                         $6.50 per share upon exercise of the Public Relations
                         Warrants issued in April 1997.

SELLING SECURITYHOLDERS: The Shares being offered hereby are being offered for the account of the Selling Securityholders specified under the caption "Selling Securityholders."

STOCK MARKET SYMBOLS:    Nasdaq SmallCap Market   Boston Stock Exchange

Common Stock                      NMPS                   MPS

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before acquiring the Shares offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and in the Company's filings with the Commission.

   HISTORY OF OPERATING LOSSES AND ANTICIPATION OF FUTURE LOSSES

     The Company has incurred operating losses since its inception in 1987.
Such losses have resulted principally from costs incurred in research and development and from selling, general and administrative costs associated with the Company's development. These costs have exceeded the Company's revenues, which to date have been generated primarily from initial sales of the Company's NMP22(R) Test Kit, its development agreements, government grants and interest income. The Company expects to incur continuing operating losses in the near-term as its marketing activities expand, it continues and initiates new clinical trials and continues on-going research and development activities. The Company's ability to achieve profitability depends in part on its ability to market its existing products, obtain required regulatory approvals and develop new products. There can be no assurance that the Company will successfully market its existing products, obtain required regulatory approvals or develop, commercialize, produce and market its future products or achieve or maintain profitability.

   POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been, and may continue to be, highly volatile. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. In addition, factors such as announcements of technological innovations or new products by the Company or its competitors or third parties, as well as market conditions in the Company's industry, may have a significant impact on the market price of the Company's Common Stock.

   NEAR-TERM DEPENDENCE UPON NMP22 AND NUMA TEST KITS

     The Company anticipates that in the near term it will be substantially dependent on the success of the NMP22 Test Kit, which was approved for sale in the U.S. by the FDA in July 1996, and the NuMA Test Kit, which is currently being sold in certain countries outside the United States and is the subject of clinical trials being conducted by the Company for the purpose of providing the FDA with data upon which to base approval for the marketing and sale of this product in the United States. The Company would experience a material adverse effect on its business, financial condition and results of operations if the NMP22 Test Kit does not achieve wide market acceptance or if the NuMA Test Kit is not approved for sale in the United States. The remainder of the Company's products are in development and there can be no assurance that it will be successful with such clinical trials and product development. See "--Risks Associated with Extensive Government Regulation."

   COMPETITION AND TECHNOLOGICAL CHANGE

     Although Matritech is not aware of any other company using NMP technology to develop diagnostic or therapeutic products, competition in the development and marketing of cancer diagnostics and therapeutics, using a variety of technologies, is intense. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of clinical cancer diagnostic products. Many of these organizations have financial, manufacturing, marketing and human resources greater than those of the Company.

     The Company expects that certain of its assays will compete with existing FDA-approved assays, including BTA, which has been approved for monitoring bladder cancer, CEA, which is used primarily for monitoring colorectal and breast cancers, PSA, which is used primarily for monitoring and screening prostate cancer, and TRUQUANT BR RIA, which is used for monitoring breast cancer. Matritech is also aware of a number of companies exploring the application of oncogene technology to cancer diagnostics. The Company's diagnostic products will also compete with more invasive or expensive procedures such as surgery, bone scans, magnetic resonance imaging and other in vivo imaging techniques. In addition, there can be no assurance that competing diagnostic products based on other technologies will not be introduced by other companies and adversely affect the competitive position of the Company, or that products of the Company will not be rendered obsolete or non-competitive as a result thereof.

   RISKS ASSOCIATED WITH DEVELOPMENT AND TESTING OF FUTURE PRODUCTS

     Other than the NMP22 and NuMA Test Kits, all of the Company's products are under development and are not expected to be commercially available in the United States for some time, if at all. The majority of the Company's products under development will require significant additional research and development, laboratory testing, clinical testing and regulatory approval prior to commercialization. The development of the Company's products involves the use of advanced technical methods that require both a high degree of skill and judgment in their application. Unexpected technical difficulties may arise in the course of the development process that the Company may be able to overcome only with the expenditure of additional funds and time, if at all. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any future products, if and when introduced, will be successfully commercialized, produced and marketed or achieve customer acceptance.

   RISKS ASSOCIATED WITH EXTENSIVE GOVERNMENT REGULATION

     The medical devices to be marketed and manufactured by the Company are subject to extensive regulation by the FDA in the United States, and, in some instances, by foreign governments. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices in the United States. Noncompliance with applicable requirements including Good Manufacturing Practices ("GMP") can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA, and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with GMP regulations which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities.

     Labeling and promotional activities are subject to scrutiny in the United States by the FDA and, in certain instances, by the Federal Trade Commission. For example, the NMP22 Test Kit has received FDA approval, and may be promoted by the Company, only as a prognostic indicator. The FDA actively enforces regulations prohibiting the promotion of devices for unapproved uses and the promotion of devices for which premarket clearance or approval has not been obtained. Consequently, the Company cannot promote the NMP22 Test Kit for cancer screening or for any other unapproved use. Failure to comply with these requirements can result in regulatory enforcement action by the FDA that would adversely affect the Company's ability to conduct testing necessary to obtain market clearance for these products and, consequently, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company and its products are also subject to a variety of state laws and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

   DEPENDENCE ON PARTNERS

     A substantial portion of the Company's total revenue to date has been derived from funded development and marketing agreements with certain corporate partners. There can be no assurance that the Company's corporate partners will not terminate their agreements for reasons beyond the Company's control. These agreements generally provide the Company's partners with rights, in most cases exclusive, to market the developed products in specified territories. Revenues from sales of such products will depend to varying degrees on the efforts and abilities of such partners to obtain regulatory approvals and successfully market such products. The amount and timing of resources devoted to promoting and selling the products in these instances will be controlled by the partners rather than Matritech, and certain partners may develop, acquire or market products competitive with those developed by the Company. Each of the Company's current funded development and marketing agreements may be terminated if the Company fails to meet certain milestones. There is no assurance that the Company will meet such milestones and failure to do so may result in termination of the applicable agreement, which could have a material adverse effect on the Company. To date, the Company has been dependent in part on its corporate partners for the funding of product development and the Company expects that this partial dependence will continue. Matritech may enter into additional funded development and marketing agreements, but there can be no assurance that Matritech will enter into additional agreements or that it could replace any agreements if they were to be terminated.

     In addition, the Company will rely in part on corporate partners (including distributors) for international sales of its NMP22 Test Kit and future products, if any. The ability of the Company to commercialize its products internationally will depend to a significant extent on the marketing and sales efforts of its corporate partners, over which the Company has minimal control. There can be no assurance that such partners will devote resources to the Company's products sufficient to achieve successful market penetration and acceptance, that the Company will generate significant revenues from sales by corporate partners, or that such revenues will be sufficient to offset the Company's significant investment in research and development and other costs associated with its products. Although the Company has the ability in certain instances under its corporate partner agreements to terminate the corporate partner's rights if certain performance standards are not met or other breaches of such agreements occur, the failure or delay by a corporate partner in marketing the Company's products, or any material breach of their agreements with the Company, could materially adversely affect the Company's business, financial condition and results of operations. The costs associated with terminating a foreign distributor and pursuing potential legal remedies against such a distributor for breach could be significant. There can be no assurance that agreements can be entered into with prospective distributors, that such distributors will perform under such agreements or that, if such agreements are terminated, that additional distribution relationships can be entered into on terms favorable to the Company, if at all.

   DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company relies on a combination of patent, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect the proprietary rights in its current and planned products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Patent law relating to the scope of claims in the biotechnology field is still evolving and, therefore, the degree of future protection for the Company's proprietary rights is uncertain. In addition, the laws of certain countries in which the Company's products are or may be licensed or sold do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Matritech believes that the use of the patents for NMP technology licensed to the Company and the use of Matritech's trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, there can be no assurance that the Company will prevail in any challenge of third-party intellectual property rights, that third parties will not successfully assert infringement claims against the Company in the future or that the Company will be able to acquire licenses to any such proprietary rights of third parties on reasonable terms, if at all.

   UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT

     The Company's ability to successfully commercialize its planned products will depend in part on the extent to which reimbursement for the cost of such products will be available from government health administration authorities, private health insurers and other third-party payors. In the case of private insurers, the reimbursement of any medical device, either approved for investigational use only or for research use, is at the sole discretion of the patient's individual carrier. Even if a procedure has been approved for reimbursement, there can be no assurance that the insurance carrier will continue to reimburse the procedure. Health care reform is an area of continuing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices the Company will be able to charge in the United States for its products or the amount of reimbursement available for the Company's products from governmental agencies or third-party payors. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the announcement or adoption of such proposals could have a material adverse effect on the Company's business, financial condition or results of operations.

   ADDITIONAL FINANCING REQUIREMENTS

     Matritech has expended, and will continue to expend in the future, substantial funds to complete the research and development of its products, and may need additional financing to conduct clinical trials and to manufacture and market its products as currently contemplated. There can be no assurance that such additional funding will be available on terms acceptable to the Company, if at all. The Company may seek additional funding through public or private sales of its securities, including equity securities. If adequate funds are not available, the Company may be required to seek to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish manufacturing or marketing rights to certain of its technologies, product candidates or products which the Company would otherwise pursue on its own. The Company has no established bank financing arrangements. There can be no assurance that the Company will be able to arrange bank or other financing on terms acceptable to it or to enter into funded development or other agreements to obtain such additional funds.

   LIMITED MARKETING AND SALES CAPABILITY

     The Company intends to market its cancer diagnostic test kits in the United States with its own sales force. The Company has limited internal marketing and sales resources and personnel. In order to successfully market its current and future products in the United States and other territories in which the Company does not, or does not intend to, use third-party distributors, the Company will need to develop a larger marketing and sales force with appropriate technical expertise and distribution capability. There can be no assurance that the Company will be able to establish such marketing and sales capabilities or that the Company will be successful in gaining market acceptance for any of its products.

   LIMITED MANUFACTURING EXPERIENCE

     The Company has been manufacturing and assembling its test kits for limited commercial sales since 1995, but has yet to manufacture the large product volumes necessary for the Company to achieve profitability. The Company intends to expand its manufacturing capabilities, and if the Company encounters difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel, such problems could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that reliable, high-volume manufacturing can be achieved at a commercially reasonable cost. In addition, the Company is subject to extensive government regulation of its manufacturing operations. See "--Risks Associated with Extensive Government Regulation."

   RELIANCE ON SOLE OR LIMITED SOURCES OF SUPPLY

     The Company currently relies on sole suppliers for certain key components for its test kits. In the event that the components from such suppliers should become unavailable for any reason, the Company would seek alternative sources of supply, which the Company would have to show to be equivalent in order to maintain the FDA validation of its manufacturing process. Although the Company attempts to maintain an adequate level of inventory to provide for these and other contingencies, should its manufacturing process be disrupted as a result of a shortage of key components or a revalidation of new components, there can be no assurance that the Company would be able to meet its commitments to customers. The failure of the Company to meet its commitments could have a material adverse effect on the Company's business, financial condition and results of operations.

   DEPENDENCE ON KEY PERSONNEL

     The Company's success depends, in large part, upon its ability to attract and retain highly qualified scientific and management personnel. The Company has no employment contracts with any of its key personnel. The loss of key personnel or the failure to recruit necessary additional personnel might impede the achievement of developmental objectives. The Company faces competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified scientific or management personnel on acceptable terms, given the competition among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions for such personnel.

   POTENTIAL PRODUCT LIABILITY

     The testing, marketing and sale of human health care products entail an inherent exposure to product liability, and there can be no assurance that product liability claims will not be successfully asserted against the Company. The Company currently has insurance covering its products. There can be no assurance that adequate insurance coverage will continue to be available in the future at acceptable costs, if at all, or that a product liability claim will not be asserted against the Company in excess of the insurance coverage the Company has purchased. Significant product liability claims could adversely affect the Company.

   RISKS OF HAZARDOUS MATERIAL CONTAMINATION

     The Company's research and development activities involve the controlled use of hazardous materials, including radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for damages that result, and any such liability could have an adverse effect on the Company's business, financial condition and results of operations.


                                USE OF PROCEEDS

     The Company will receive no part of the proceeds from the sale of any of the Shares by any of the Selling Securityholders although the Company may receive, subject to certain anti-dilution adjustments and certain warrant provisions which permit a cashless exercise, (i) $5.00 per share upon exercise of the Placement Agent Warrants issued in May 1997, and (ii) $6.50 per share upon exercise of the Public Relations Warrants issued in April 1997.

                            SELLING SECURITYHOLDERS

     The following table sets forth certain information as of June 24, 1997 with respect to the Shares held by each Selling Securityholder. The Shares may be offered from time to time by any of the Selling Securityholders, their transferees and their distributees. See "Plan of Distribution."

------------------------------------------------------------------------------------------------------------------------------------
                                                       Number of                       Number                  Number of Shares
                                               Shares Beneficially Owned              of Shares               Beneficially Owned
                                                   Prior to Offering                   Offered                After Offering/(2)/
                                               -------------------------              ---------             ------------------------
Name/(1)/                                      Number       Percent/(3)/                                    Number      Percent/(3)/
--------                                       ------       ------------                                    ------      ------------
Alfa Life Insurance Corp.                       40,000            *                      40,000                0              *

Alfa Mutual Fire Insurance                      60,000            *                      60,000                0              *

Alfa Mutual Insurance                          100,000            *                     100,000                0              *

Aries Domestic Fund, L.P. (4)                   63,000            *                      63,000                0              *

The Aries Trust (4)                            117,000            *                     117,000                0              *

Arthur S. DeMoss Foundation                     40,000            *                      40,000                0              *

Barker, Lee & Co. Limited Partnership (5)       60,900            *                      48,800             12,100            *

Stanley Bienenfeld                              20,000            *                      20,000                0              *

Bulldog Capital Partners                        20,000            *                      20,000                0              *

Derek Caldwell (6)                              55,503            *                      55,503                0              *

Barton J. Cohen                                 30,000            *                      30,000                0              *

Curran Companies                                30,000            *                      30,000                0              *

Ben Davidowitz (7)                               5,000            *                       5,000                0              *

Ivan Davidowitz (7)                              5,000            *                       5,000                0              *

William Davidowitz                              10,000            *                      10,000                0              *

Fiduciary Trust Global Fund, US High           157,600            *                     157,600                0              *
  Growth Equity Fund

FTI Small Capitalization Equity Fund            42,400            *                      42,400                0              *

Sean Gallagher (8)                              18,424            *                      18,424                0              *

------------------------------------------------------------------------------------------------------------------------------------
                                                       Number of                       Number                  Number of Shares
                                               Shares Beneficially Owned              of Shares               Beneficially Owned
                                                   Prior to Offering                   Offered                After Offering/(2)/
                                               -------------------------              ---------             ------------------------
Name/(1)/                                      Number       Percent/(3)/                                    Number      Percent/(3)/
--------                                       ------       ------------                                    ------      ------------
Joseph Giamanco                                 20,000            *                      20,000                0               *

Grenadier Fund, L.P. (9)                       156,100            *                      18,000             138,100            *

Gross Foundation, Inc.                          50,000            *                      50,000                0               *

Hasenfeld Stein Pension Trust (10)               5,000            *                       5,000                0               *

Hathaway Partners Investment Limited            90,000            *                      90,000                0               *
  Partnership

Hopewell (9)                                   121,400            *                      12,500             108,900            *

Eli Jacobson                                    10,000            *                      10,000                0               *

J.M.R. Barker Foundation (5)                   47,800             *                      38,300               9,500            *

JIBS Equities                                  30,000             *                      30,000                0               *

Kentucky National Insurance Company (10)        5,000             *                       5,000                0               *

John S. Lemak                                  10,000             *                      10,000                0               *

Nathan Low (11)                               467,700            2.5%                   467,700                0               *

Ruth Low                                       30,000             *                      30,000                0               *

Honey Myers                                    10,000             *                      10,000                0               *

Isaac Michalovsky                               5,000             *                       5,000                0               *

D. Dwight Miller (12)                          46,979             *                      46,979                0               *

Howard P. Milstein                            100,000             *                     100,000                0               *

Namakagon Associates, L.P. (5)                 91,100             *                      72,700              18,400            *

Steven M. Oliveira                             15,000             *                      15,000                0               *

Pequot Scout Fund, L.P.                       100,000             *                     100,000                0               *

Prime Petroleum, Inc. Profit Sharing          100,000             *                     100,000                0               *
  Trust


------------------------------------------------------------------------------------------------------------------------------------
                                                       Number of                       Number                  Number of Shares
                                               Shares Beneficially Owned              of Shares               Beneficially Owned
                                                   Prior to Offering                   Offered                After Offering/(2)/
                                               -------------------------              ---------             ------------------------
Name/(1)/                                      Number       Percent/(3)/                                    Number      Percent/(3)/
--------                                       ------       ------------                                    ------      ------------
Quaker Hill Associates, L.P. (5)                14,600            *                       11,600              3,000            *

The Quiltex Co. Profit Sharing Plan             10,000            *                       10,000               0               *

Radix Associates                                20,000            *                       20,000               0               *

Alan J. Rubin                                   20,000            *                       20,000               0               *

Rutgers Casualty Insurance Company (10)          5,000            *                        5,000               0               *

Paul Scharfer (13)                              26,714            *                       26,714               0               *

Marc Seelenfreund (14)                          10,133            *                       10,133               0               *

Morton Seelenfreund                             10,000            *                       10,000               0               *

Norman Seiden                                   30,000            *                       30,000               0               *

State Capital Partners                          30,000            *                       30,000               0               *

Nachum Stein (10)                               10,000            *                       10,000               0               *

Richard Stone (15)                              40,500            *                       40,500               0               *

The Sunrise Foundation Trust                    65,000            *                       65,000               0               *

Alan Swerdloff (16)                             37,284            *                       37,284               0               *

Robert L. Swisher, Jr.                         100,000            *                      100,000               0               *

Nobukuni Taneya                                 10,000            *                       10,000               0               *

Trenton Small Cap Fund                          50,000            *                       50,000               0               *

Triumph Fund, L.P. (9)                         172,300            *                       19,500            152,800            *

Upland Associates, L.P. (5)                     35,600            *                       28,600              7,000            *

Ronald M. Urvater - IRA                         10,000            *                       10,000               0               *

Westfield Performance Fund, L.P.               200,000           1.1%                    200,000               0               *

Lawrence S.  Zaslow (17)                        10,133            *                       10,133               0               *
                                                                                       ---------
TOTAL                                                                                  2,853,370

--------------------------------------------------------------------------------
* Less than 1%

(1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as noted in the footnotes below based upon information provided to the Company by the Selling Securityholders.

(2) Assumes that the Selling Securityholders will sell all of the Shares registered hereunder. The Selling Securityholders may sell all or any part of their Shares pursuant to this Prospectus.

(3) The number of shares of Common Stock deemed outstanding includes (i) 18,505,027 shares of Common Stock outstanding as of June 24, 1997 and (ii) all Common Stock underlying options, warrants and other convertible securities which are exercisable or convertible within 60 days of June 24, 1997 by the person or entity in question.

(4) Paramount Capital Asset Management, Inc. ("Paramount"), the General Partner of Aries Domestic Fund, L.P., also serves as the Investment Manager to The Aries Trust. Lindsay A. Rosenwald, M.D., is the sole shareholder of Paramount.

(5) Each of Barker, Lee & Co. Limited Partnership, J. M. R. Barker Foundation, Namakagon Associates, L.P., Quaker Hill Associates, L.P. and Upland Associates, L.P. are related by virtue of the fact that Dwight E. Lee is either a General Partner or Officer of each.

(6) Mr. Caldwell's beneficial ownership includes 27,107 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(7) Does not include shares of the Company's Common Stock held by JIBS Equities. Ivan and Ben Davidowitz each have a 25% interest in JIBS Equities.

(8) Mr. Gallagher's beneficial ownership includes 10,054 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(9) Forstmann Leff Associates, Inc. ("FLA"), a New York corporation and a registered investment adviser under Section 203 of the Investment Advisors Act of 1940, is a general partner of Grenadier Fund, L.P. and Triumph Fund, L.P. In addition FLA, by virtue of a certain investment advisory agreement with Hopewell, may be deemed to share voting and dispositive power with respect to the shares of the Company's Common Stock held by Hopewell.

(10) Mr. Stein is Chairman of Rutgers Casualty Insurance Company and Kentucky National Insurance Company, subsidiaries of American European Group. In addition, Mr. Stein is the trustee and investment manager of Hasenfeld Stein Pension Trust.

(11) Mr. Low's beneficial ownership includes (i) 130,457 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants, and (ii) 150,000 shares of Common Stock issuable upon exercise of currently exercisable Public Relations Warrants. Mr. Low is a co-trustee of The Sunrise Foundation Trust and may be deemed to share voting and dispositive power with respect to the shares of the Company's Common Stock which it beneficially owns. Consequently, Mr. Low may be deemed to beneficially own an additional 65,000 shares of the Company's Common Stock. Mr. Low disclaims beneficial ownership of all shares of the Company's Common Stock beneficially owned by The Sunrise Foundation Trust, except with respect to his pecuniary interest therein, if any.

(12) Mr. Miller's beneficial ownership includes 25,637 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(13) Mr. Scharfer's beneficial ownership includes 14,578 shares of Common Stock issuable upon exercise of currently exercisable Placement Agents Warrants.

(14) Mr. Seelenfreud's beneficial ownership includes 5,530 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(15) Mr. Stone's beneficial ownership includes 13,573 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(16) Mr. Swerdloff's beneficial ownership includes 13,295 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

(17) Mr. Zaslow's beneficial ownership includes 5,530 shares of Common Stock issuable upon exercise of currently exercisable Placement Agent Warrants.

     Except as noted below, to the best of the Company's knowledge, none of the Selling Securityholders had any material relationship with the Company or any of its affiliates within the three year period ending on the date of this Prospectus.

     Sunrise Securities Corp. acted as the sole Placement Agent in the Company's private placement of 2,200,000 shares of Common Stock which was completed on May 30, 1997. Mr. Low is the sole shareholder of Sunrise Securities Corp., and Messrs. Caldwell, Gallagher, Miller, Scharfer, Seelenfreund (Marc), Stone, Swerdloff and Zaslow are employees of Sunrise Securities Corp. Mr. Low is also the sole shareholder of Sunrise Financial Group, Inc., which currently acts as a public relations consultant to the Company. Mr. Caldwell is also an employee of Sunrise Financial Group, Inc. Mr. Low is a co-trustee of The Sunrise Foundation Trust.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Securityholders or by their pledgees, donees, distributees or transferees or other successors in interest. The Company will not receive any of the proceeds from this offering, although the Company may receive, subject to certain anti-dilution adjustments and certain warrant provisions which permit a cashless exercise, (i) $5.00 per share upon exercise of the Placement Agent Warrants issued in May 1997, and (ii) $6.50 per share upon exercise of the Public Relations Warrants issued in April 1997. The distribution of the Shares by the Selling Securityholders is not subject to any underwriting agreement. The Shares may be sold hereunder directly to purchasers by the Selling Securityholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents.
The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of the Shares. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and Exchange Act.

     The Selling Securityholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     Pursuant to certain Subscription Agreements executed in connection with the Private Placement, the Placement Agent Warrants and the Public Relations Warrants, the Company has agreed, at its expense, to file the registration statement to which this Prospectus is a part and to take certain other actions to permit the Selling Securityholders to sell the Shares under the Securities Act and applicable state securities laws.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If and when any Shares covered by this Prospectus qualify for sale pursuant to Rule 144 under the Securities Act, they may be sold under Rule 144 rather than pursuant to this Prospectus.

     Any Selling Securityholder and any broker-dealer, agent or underwriter that participates with the Selling Securityholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Securityholders are not restricted as to the price or prices at which they may sell Shares. Sales of such Shares at less than the market price may depress the market price of the Company's securities. Moreover, the Selling Securityholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may also have a depressive effect on the market price of the Company's securities.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of time prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Securityholder.

     There is no assurance that any Selling Securityholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

     Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

     The Company is permitted to suspend the use of this Prospectus in connection with sales of the Shares by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as expected in giving said reports.

================================================================================
No person has been authorized to
give any information or to make
any representation other than
those contained in this
Prospectus in connection with the                    2,853,370 SHARES
offering made hereby, and if
given or made, such information                             OF
or representation must not be
relied upon as having been                             COMMON STOCK
authorized by the Company or by
any other person.  Neither the                              OF
delivery of this Prospectus nor
any sale made hereunder shall,                        MATRITECH, INC.
under any circumstances, create
any implication that information
herein is correct as of any time
subsequent to the date hereof.
This Prospectus does not
constitute an offer to sell or a
solicitation of any person in any
jurisdiction in which such offer
or solicitation may not be
lawfully made.

     -----------------                                 ------------
     TABLE OF CONTENTS                                  PROSPECTUS
     -----------------                                 ------------
                                                            Page
Available Information...........................              2

Documents Incorporated by Reference.............              2

Prospectus Summary..............................              4

Risk Factors....................................              7

Use of Proceeds.................................             12

Selling Securityholders.........................             13

Plan of Distribution............................             17

Legal Matters...................................             18

Experts.........................................             18

                                                        July 3, 1997

================================================================================